THE STEWART LAW FIRM
A P R O F E S S I O N A L A S S O C I A T I O N
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R e p l y t o :     D E L A W A R E

DELAWARE OFFICE: Nemours Building, Suite 1400 1007 Orange Street Wilmington, DE 19801 TELEPHONE: (302) 652 - 5200 FAX: (302) 652 - 7211	MAINE OFFICE: Suite 304 75 Market Street Portland, ME 04101 TELEPHONE: (207) 775 - 7200 FAX: (207) 773 - 9425	NEVADA OFFICE: Hughes Center, Suite 170 3763 Howard Hughes Parkway Las Vegas, NV 89109 TELEPHONE: (702) 836 - 3500 FAX: (702) 836 - 0880	CAYMAN AFFILIATE: Stewart Management Company (Cayman), LTD. P.O. Box 61 Harbour Centre, 4th Floor George Town, Cayman Islands TELEPHONE: (345) 946 - 0299

As of April 19, 2007

Colombia Goldfields Ltd.
#208-8 King Street East
Toronto, Ontario, Canada M5C 1B5

Re:	Colombia Goldfields Ltd., Registration Statement on Form SB-2

Ladies and Gentlemen:

The undersigned has acted as special Delaware counsel for Colombia Goldfields Ltd., a Delaware corporation (the “Company”) in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 9,170,000 shares held by the selling shareholders described in the Registration Statement (the “Shares”).

In rendering the opinion set forth below, we have examined only the following documents and have not performed any independent investigation other than such document examination: (a) the portions of the Registration Statement and the exhibits attached thereto related to the Shares; (b) the Company's Certificate of Incorporation; (c) the Company's Bylaws; (d) the Minutes of the Company’s Board of Directors meetings on March 6, 2007 and March 29, 2007, and the exhibits thereto, (e) a Written Consent of all of the Company’s Board of Directors dated April 19, 2007; (e) a Certificate of Good Standing issued by the Delaware Secretary of State with respect to the Company dated April 18, 2007; and (f) an officer’s certificate signed by James Kopperson dated April 19, 2007. Our opinion is therefore qualified in all respects by the scope of the document examination.

In rendering the opinion expressed herein, we have assumed the authenticity of all records, certificates, instruments, agreements and other documents submitted to us as originals, the conformity with the originals of all records, certificates, instruments, agreements and other documents submitted to us as certified, conformed, faxed, e-

mailed (including by e-mail attachment) or photocopies thereof and the authenticity of the originals of such latter records, certificates, instruments, agreements and other documents. We have further assumed: (i) except to the extent set forth in our opinion set forth below, the legal capacity of each natural person identified in each of the records, certificates, instruments, agreements and other documents examined by us; and (ii) the genuineness and authenticity of all signatures on all such records, certificates, instruments, agreements and other documents. As to questions of fact and mixed questions of law and fact material to the opinion expressed herein, we have relied, with your permission and to the extent we deemed appropriate, solely and without independent verification upon an officer’s certificate signed by James Kopperson dated April 19, 2007, and statements made regarding the Shares in the Registration Statement.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion under the laws of the State of Delaware that the Shares being offered are validly issued, fully paid and non-assessable.

The opinion expressed herein is further subject to, and qualified by, the following qualifications and limitations:

A.  The opinion expressed herein is limited exclusively to matters under and governed by the internal laws of the State of Delaware.

B.  In rendering the opinion expressed above, we have relied as to good standing solely on a Certificate of Good Standing issued by the Delaware Secretary of State with respect to the Company dated April 18, 2007.

C.  The opinion expressed herein is qualified in all respects by the following: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) the effect of applicable law and court decisions which may now or hereafter limit or render unenforceable certain rights or remedies.

D.  We confirm that we render no opinion with respect to the truth and accuracy or completeness of the Registration Statement, other than as expressly stated in this opinion letter.

*     *     *

The opinion expressed herein represents our best legal judgment and is based upon the facts and assumptions as set forth herein and upon existing Delaware law,

which is subject to change either prospectively or retroactively. We have no obligation to update our opinion for events or changes in the current facts or law (or the effect thereof on the opinion expressed herein) occurring after the date hereof. Our opinion is in no way binding on any jurisdiction, court, government or agency. Our opinion is limited to the matters expressly stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated. The opinion expressed herein is as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate, report or other document is made herein, to any date contained in any such certificate, report or other document, and we make no undertaking to amend or supplement such opinion as facts and circumstances come to our attention or changes in the law occur which could affect such opinion.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other individual or entity for any purpose.

Very truly yours,

/s/ The Stewart Law Firm
The Stewart Law Firm
A Professional Association